Exhibit 10.32

Portions of this Exhibit 10.32 have been omitted based upon a request for confidential treatment. This Exhibit 10.32, including the non-public information, has been filed separately with the Securities and Exchange Commission. “[*]” designates portions of this document that have been redacted pursuant to the request for confidential treatment filed with the Securities and Exchange Commission.

AMENDED AND RESTATED

PURCHASE AND SALE AGREEMENT

Dated as of May 31, 2002

between

AFC FUNDING CORPORATION

and

AUTOMOTIVE FINANCE CORPORATION

i

5.19.	Purchase Price	11
5.20.	Eligibility of Receivables	11
5.21.	Perfection Representations	11
5.22.	Credit and Collection Policy	11
5.23.	Transaction Documents	11

ARTICLE VI COVENANTS OF THE ORIGINATOR

6.1.	Affirmative Covenants	12
6.2.	Reporting Requirements	13
6.3.	Negative Covenants	14

ARTICLE VII ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE RECEIVABLES

7.1.	Rights of the Company	15
7.2.	Responsibilities of the Originator	15
7.3.	Further Action Evidencing Purchases	16
7.4.	Application of Collections	16

ARTICLE VIII PURCHASE AND SALE TERMINATION EVENTS

8.1.	Purchase and Sale Termination Events	16
8.2.	Remedies	18

ARTICLE IX INDEMNIFICATION

9.1.	Indemnities by the Originator	18

ARTICLE X MISCELLANEOUS

10.1.	Amendments, etc	20
10.2.	Notices, etc	20
10.3.	No Waiver; Cumulative Remedies	20
10.4.	Binding Effect; Assignability	21
10.5.	Governing Law	21
10.6.	Costs, Expenses and Taxes	21
10.7.	Submission to Jurisdiction	21
10.8.	Waiver of Jury Trial	22
10.9.	Captions and Cross References; Incorporation by Reference	22
10.10.	Execution in Counterparts	22
10.11.	Acknowledgment and Agreement	22

ii

SCHEDULES
SCHEDULE 1.1(b)	Excluded Receivables

SCHEDULE 5.13	Office Locations

SCHEDULE 5.14	Trade Names

SCHEDULE 5.15	Tax Matters

EXHIBITS

EXHIBIT A	Form of Purchase Report

EXHIBIT B	Form of Company Note

iii

AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT

THIS AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), dated as of May 31, 2002, is between AUTOMOTIVE FINANCE CORPORATION, an Indiana corporation (the “Originator”), as seller, and AFC FUNDING CORPORATION, an Indiana corporation (the “Company”), as purchaser.

Upon the effectiveness of this Agreement, the terms and provisions of the Purchase and Sale Agreement dated as of December 31, 1996 (as amended or otherwise modified prior to the date hereof, the “Original Purchase and Sale Agreement”) shall, subject to this paragraph, be superseded hereby in their entirety. Notwithstanding the amendment and restatement of the Original Purchase and Sale Agreement by this Agreement, the Originator shall continue to be liable for all unpaid amounts accrued to the date hereof and owing by it under the Original Purchase and Sale Agreement and all agreements thereunder to indemnify such parties in connection with events or conditions arising or existing prior to the date that the conditions are satisfied in Section 4.3 hereof (the “Amended and Restated Closing Date”). Upon the effectiveness of this Agreement, each reference to the Original Purchase and Sale Agreement in any other document, instrument or agreement shall mean and be a reference to this Agreement.

Definitions

Unless otherwise indicated in this Agreement, certain terms that are capitalized and used throughout this Agreement are defined in Exhibit I to the Amended and Restated Receivables Purchase Agreement of even date herewith (as amended, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Company, the Originator, as initial Servicer, Fairway Finance Corporation and such other entities from time to time as may become purchasers thereunder as purchasers (together with their successors and assigns, the “Purchasers”), and BMO NESBITT BURNS CORP., as the initial agent and as purchaser agent for Fairway Finance Corporation (together with its successors and assigns, the “Agent”) and XL Capital Assurance Inc., as Insurer (the “Insurer”).

Background

1. The Company is a special purpose corporation, all of the capital stock of which is wholly-owned by the Originator.

2. On the Original Closing Date (as defined below), the Originator transferred certain Receivables and Related Rights to the Company as a capital contribution to the Company.

3. In order to finance its business, the Originator wishes to sell certain Receivables and Related Rights from time to time to the Company, and the Company is willing, on the terms and subject to the conditions set forth herein, to purchase such Receivables and Related Rights from the Originator.

4. The Company intends to sell to Purchasers an undivided variable percentage interest in its Receivables and Related Rights pursuant to the Receivables Purchase Agreement in order to finance its purchases of certain Receivables and Related Rights hereunder.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I

AGREEMENT TO PURCHASE AND CONTRIBUTE

1.1. Agreement to Purchase and Sell. On the terms and subject to the conditions set forth in this Agreement (including Article IV) , and in consideration of the Purchase Price, the Originator agrees to sell to the Company, and does hereby sell to the Company, and the Company agrees to purchase from the Originator, and does hereby purchase from the Originator, without recourse and without regard to collectibility, all of the Originator’s right, title and interest in and to:

(a) each Receivable of the Originator that existed and was owing to the Originator as of the opening of the Originator’s business on December 31, 1996 (the “Original Closing Date”) (other than the Receivables and Related Rights contributed by the Originator to the Company pursuant to Section 3.1 (the “Contributed Receivables”));

(b) each Receivable created or originated by the Originator from the opening of the Originator’s business on the Original Closing Date to and including the Purchase and Sale Termination Date (other than any Excluded Receivables identified from time on Schedule 1.1(b) and consented to by the Agent and the Insurer, as such Schedule may be amended, supplemented or modified from time to time with the consent of the Agent and the Insurer);

(c) all rights to, but not the obligations under, all Related Security (other than with respect to the Contributed Receivables);

(d) all monies due or to become due with respect to any of the foregoing;

(e) all books and records related to any of the foregoing; and

(f) all proceeds thereof (as defined in the UCC) received or applied on or after the Original Closing Date including, without limitation, all funds which either are received by the Originator, the Company or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, finance charges, interest and all other charges) in respect of any Receivable (other than Contributed Receivables), or that are (or are to be) applied to amounts owed in respect of any such Receivable (including, without limitation, insurance payments and net proceeds of the sale or other disposition of vehicles or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of any such Receivable that are (or are to be) applied thereto).

All purchases and contributions hereunder shall be made without recourse, but shall be made pursuant to and in reliance upon the representations, warranties and covenants of the Originator, in its capacity as seller and contributor, set forth in each Transaction Document. The Company’s foregoing commitment to purchase such Receivables and the proceeds and rights described in subsections (c) through (f) of this Section 1.1 (collectively, including such item relating to Contributed Receivables, the “Related Rights”) is herein called the “Purchase Facility.”

1.2. Timing of Purchases.

(a) Original Closing Date Purchases. The Originator’s entire right, title and interest in (i) each Receivable that existed and was owing to the Originator as of the opening of the Originator’s business on the Original Closing Date (other than Contributed Receivables), and (ii) all Related Rights with respect thereto was sold to the Company on the Original Closing Date.

(b) Regular Purchases. After the Original Closing Date, each Receivable created or originated by the Originator and all Related Rights shall be purchased and owned by the Company (without any further action) upon the creation or origination of such Receivable (other than any Excluded Receivables created or originated by the Originator from the opening of the Originator’s business on the Amended and Restated Closing Date to and including the Purchase and Sale Termination Date).

1.3. Consideration for Purchases. On the terms and subject to the conditions set forth in this Agreement, the Company agrees to make all Purchase Price payments to the Originator.

1.4. Purchase and Sale Termination Date. The “Purchase and Sale Termination Date” shall be the earlier to occur of (a) the date of the termination of this Agreement pursuant to Section 8.2 and (b) the Payment Date immediately following the day on which the Originator shall have given notice to the Company that the Originator desires to terminate this Agreement.

As used herein, “ Payment Date” means (i) the Original Closing Date and (ii) each Business Day thereafter that the Originator is open for business.

1.5. Intention of the Parties. It is the express intent of the parties hereto that the transfers of the Receivables (other than Contributed Receivables) and Related Rights (other than those relating to the Contributed Receivables) by the Originator to the Company, as contemplated by this Agreement be, and be treated as, sales and not as secured loans secured by the Receivables and Related Rights. If, however, notwithstanding the intent of the parties, such transactions are deemed to be loans, the Originator hereby grants to the Company a security interest in all of the Originator’s right, title and interest in and to the Receivables and the Related Rights now existing and hereafter created, all monies due or to become due and all amounts received with respect thereto, and all proceeds thereof, to secure all of the Originator’s obligations hereunder.

1.6. Certain Definitions. As used in this Agreement, the terms “Material Adverse Effect” and “Solvent” are defined as follows:

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(i) the business, operations, property or financial condition of the Originator;

(ii) the ability of the Originator or the Servicer (if it is the Originator) to perform its obligations under the Receivables Purchase Agreement or any other Transaction Document to which it is a party or the performance of any such obligations;

(iii) the validity or enforceability of the Receivables Purchase Agreement or any other Transaction Document;

(iv) the status, existence, perfection, priority or enforceability of the Company’s interest in the Receivables or Related Rights; or

(v) the collectibility of the Receivables.

“Solvent” means, with respect to any Person at any time, a condition under which:

(i) the fair value and present fair saleable value of such Person’s total assets is, on the date of determination, greater than such Person’s total liabilities (including contingent and unliquidated liabilities) at such time;

(ii) such Person is and shall continue to be able to pay all of its liabilities as such liabilities mature; and

(iii) such Person does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this definition:

(A) the amount of a Person’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(B) the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(C) the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and

(D) the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s length transaction in an existing and not theoretical market.

ARTICLE II

CALCULATION OF PURCHASE PRICE

2.1. Calculation of Purchase Price. On each Servicer Report Date, the Servicer shall deliver to the Company, the Agent, the Insurer and the Originator (if the Servicer is other than the Originator) a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) with respect to the matters set forth therein and the Company’s purchases of Receivables from the Originator

(a) that were made on the Original Closing Date (in the case of the Purchase Report delivered on the Original Closing Date), or

(b) that were made during the period commencing on the Servicer Report Date immediately preceding such Servicer Report Date to (but not including) such Servicer Report Date (in the case of each subsequent Purchase Report).

The “Purchase Price” (to be paid to the Originator in accordance with the terms of Article III) for the Receivables and the Related Rights that are purchased hereunder shall be the fair market value of the Receivables as agreed to from time to time by the Company and the Originator.

ARTICLE III

CONTRIBUTION OF RECEIVABLES;

PAYMENT OF PURCHASE PRICE

3.1. Contribution of Receivables. On the Original Closing Date, the Originator contributed to the capital of the Company, Receivables and Related Rights with respect thereto consisting of each Receivable of the Originator that existed and was owing to the Originator on the Original Closing Date that as of such date was not an Eligible Receivable and Receivables that existed and were owing to the Originator on the Original Closing Date that as of such date were Eligible Receivables, beginning with the oldest of such Eligible Receivables and continuing chronologically thereafter, and all or an undivided interest in the most recent of such contributed Eligible Receivables [*].

3.2. Initial Purchase Price Payment. On the terms and subject to the conditions set forth in this Agreement, the Company agreed to pay to the Originator the Purchase Price for the purchase of Receivables made on the Original Closing Date [*].

3.3. Subsequent Purchase Price Payments. On each Business Day falling after the Original Closing Date and on or prior to the Purchase and Sale Termination Date, on the terms and subject to the conditions set forth in this Agreement, the Company shall pay to the Originator the Purchase Price for the Receivables sold by the Originator to the Company on such Business Day, in cash, to the extent funds are available to make such payment and such payment is permitted by paragraph (o) of Exhibit IV to the Receivables Purchase Agreement [*].

Servicer shall make all appropriate record keeping entries with respect to the Company Note or otherwise to reflect the foregoing payments and adjustments pursuant to Section 3.4, and Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of and accrued interest on the Company Note at any time. Furthermore, Servicer shall hold the Company Note for the benefit of the Originator, and all payments under the Company Note shall be made to the Servicer for the account of the applicable payee thereof. The Originator hereby irrevocably authorizes Servicer to mark the Company Note “CANCELLED” and to return the Company Note to the Company upon the finalpayment thereof after the occurrence of the Purchase and Sale Termination Date.

3.4. Settlement as to Specific Receivables and Dilution.

(a) If on the day of purchase or contribution of any Receivable from the Originator hereunder, any of the representations or warranties set forth in Section 5.4, 5.11 or 5.20 is not true with respect to such Receivable or as a result of any action or inaction of the Originator, on any day any of the representations or warranties set forth in Section 5.4, 5.11 or 5.20 is no longer true with respect to such a Receivable, then the Purchase Price with respect to the Receivables purchased hereunder shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to the Originator as provided in subsection (c) below; provided, that if the Company thereafter receives payment on account of Collections due with respect to such Receivable, the Company promptly shall deliver such funds to the Originator.

(b) If, on any day, the Outstanding Balance of any Receivable purchased or contributed hereunder is reduced or adjusted as a result of any discount, rebate or other adjustment made by the Originator, Company or Servicer or any setoff or dispute between the Company, the Originator or the Servicer and an Obligor, then the Purchase Price with respect to the Receivables purchased hereunder shall be reduced by the amount of such reduction and shall be accounted to the Originator as provided in subsection (c) below.

(c) Any reduction in the Purchase Price of the Receivables pursuant to subsection (a) or (b) above shall be applied as a credit for the account of the Company against the Purchase Price of Receivables subsequently purchased by the Company from the Originator hereunder; provided, however if there have been no purchases of Receivables (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit

(i) shall be paid in cash to the Company by the Originator in the manner and for application as described in the following proviso, or

(ii) shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Company Note, to the extent that such payment is permitted under paragraph (o) of Exhibit IV of the Receivables Purchase Agreement;

provided, further, that at any time (y) when a Termination Event or Unmatured Termination Event exists or (z) on or after the Termination Date, the amount of any such credit shall be paid by the Originator to the Company by deposit in immediately available funds into the Collection Account for application by Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

(d) Each Purchase Report (other than the Purchase Report delivered on the Original Closing Date) shall include, in respect of the Receivables previously generated by the Originator (including the Contributed Receivables), a calculation of the aggregate reductions described in subsection (a) or (b) relating to such Receivables since the last Purchase Report delivered hereunder.

3.5. Reconveyance of Receivables. In the event that the Originator has paid to the Company the full Outstanding Balance of any Receivable pursuant to Section 3.4, the Company shall reconvey such Receivable to the Originator, without representation or warranty, but free and clear of all liens created by the Company.

ARTICLE IV

CONDITIONS OF PURCHASES

4.1. Conditions Precedent to Initial Purchase. The initial purchase under the Original Purchase and Sale Agreement was subject to the condition precedent that the Company shall have received, on or before the Original Closing Date, the following, each (unless otherwise indicated) dated the Original Closing Date, and each in form, substance and date satisfactory to the Company:

(a) A copy of the resolutions of the Board of Directors of the Originator approving the Transaction Documents to be delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of the Originator;

(b) A Certificate of Existence for the Originator issued as of a recent date by the Indiana Secretary of State;

(c) A certificate of the Secretary or Assistant Secretary of the Originator certifying the names and true signatures of the officers authorized on the Originator’s behalf to sign the Transaction Documents to be delivered by it (on which certificate the Company and the Servicer (if other than the Originator) may conclusively rely until such time as the Company and the Servicer shall receive from the Originator a revised certificate meeting the requirements of this subsection (c) );

(d) The articles of incorporation of the Originator together with a copy of the by-laws of the Originator, each duly certified by the Secretary or an Assistant Secretary of the Originator;

(e) Copies of the proper financing statements (Form UCC-1) that have been duly executed and name the Originator as the assignor and the Company as the assignee (and Purchaser as assignee of the Company) of the Receivables generated by the Originator and Related Rights or other, similar instruments or documents, as may be necessary or, in Servicer’s or the Agent’s opinion, desirable under the UCC of all appropriate jurisdictions or any comparable law of all appropriate jurisdictions to perfect the Company’s ownership interest in all Receivables and Related Rights in which an ownership interest may be transferred to it hereunder;

(f) A written search report from a Person satisfactory to Servicer and the Agent listing all effective financing statements that name the Originator as debtor or assignor and that are filed in the jurisdictions in which filings were made pursuant to the foregoing subsection (e), together with copies of such financing statements (none of which, except for those described in the foregoing subsection (e), shall cover any Receivable or any Related Right), and tax and judgment lien search reports from a Person satisfactory to Servicer and the Agent showing no evidence of such liens filed against the Originator;

(g) Favorable opinions of Warren W. Byrd, Esq., general counsel to the Originator and Ice Miller Donadio and Ryan, special counsel to the Originator, concerning enforceability of this Agreement and certain other matters, and Ice Miller Donadio and Ryan, concerning certain bankruptcy matters, and such other opinions as the Company may reasonably request;

(h) Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Company’s satisfaction; and

(i) A certificate from an officer of the Originator to the effect that Servicer and the Originator have placed on the most recent, and have taken all steps reasonably necessary to ensure that there shall be placed on subsequent, summary master control data processing reports the following legend (or the substantive equivalent thereof): “THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO AFC FUNDING CORPORATION PURSUANT TO A PURCHASE AND SALE AGREEMENT, DATED AS OF DECEMBER 31, 1996, BETWEEN AUTOMOTIVE FINANCE CORPORATION AND AFC FUNDING CORPORATION; AND AN INTEREST IN THE RECEIVABLES DESCRIBED HEREIN HAS BEEN GRANTED TO POOLED ACCOUNTS RECEIVABLE CAPITAL CORPORATION, PURSUANT TO A RECEIVABLES PURCHASE AGREEMENT, DATED AS OF DECEMBER 31, 1996, AMONG AFC FUNDING CORPORATION, AS SELLER, AUTOMOTIVE FINANCE CORPORATION, AS SERVICER, POOLED ACCOUNTS RECEIVABLE CAPITAL CORPORATION, AS PURCHASER AND NESBITT BURNS SECURITIES INC., AS AGENT.”

4.2. Certification as to Representations and Warranties. The Originator, by accepting the Purchase Price (including by the increase in the outstanding balance of the Company Note) related to each purchase of Receivables and Related Rights shall be deemed to have certified that the representations and warranties contained in Article V are true and correct on and as of such day, with the same effect as though made on and as of such day.

4.3. Conditions Precedent to Effectiveness of this Agreement. This Agreement shall become effective when each of the conditions precedent in this Section 4.3 has been satisfied on or before the Amended and Restated Closing Date. The effectiveness of this Agreement shall be subject to the condition precedent that the Company, the Agent and the Insurer shall have received, on or before the Amended and Restated Closing Date, the following, each (unless otherwise indicated) dated as of the date hereof, and each in form and substance satisfactory to the Company, the Agent and the Insurer:

(a) A copy of the resolutions of the Board of Directors of the Originator approving the Transaction Documents to be delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of the Originator;

(b) A Certificate of Existence for the Originator issued as of a recent date by the Indiana Secretary of State;

(c) A certificate of the Secretary or Assistant Secretary of the Originator certifying the names and true signatures of the officers authorized on the Originator’s behalf to sign the Transaction Documents to be delivered by it (on which certificate the Company, the Agent, the Insurer and the Servicer (if other than the Originator) may conclusively rely until such time as the Company, the Agent, the Insurer and the Servicer shall receive from the Originator a revised certificate meeting the requirements of this subsection (c) );

(d) The articles of incorporation of the Originator together with a copy of the by-laws of the Originator, each duly certified as of the Amended and Restated Closing Date by the Secretary or an Assistant Secretary of the Originator;

(e) Copies of the proper financing statements (Form UCC-1) that are suitable for filing and name the Originator as the assignor and the Company as the assignee (and the Agent (for the benefit of the Secured Parties) as assignee of the Company) of the Receivables generated by the Originator and Related Rights or other, similar instruments or documents, as may be necessary or, in Servicer’s, the Insurer’s or the Agent’s opinion, desirable under the UCC of all appropriate jurisdictions or any comparable law of all appropriate jurisdictions to perfect the Company’s ownership interest in all Receivables and Related Rights in which an ownership interest may be transferred to it hereunder;

(f) A written search report as of a recent date from a Person satisfactory to Servicer, the Insurer and the Agent listing all effective financing statements that name the Originator as debtor or assignor and that are filed in the jurisdictions in which filings were made pursuant to the foregoing subsection (e), together with copies of such financing statements (none of which, except for those described in the foregoing subsection (e), shall cover any Receivable or any Related Right), and tax and judgment lien search reports from a Person satisfactory to Servicer, the Insurer and the Agent showing no evidence of such liens filed against the Originator;

(g) Favorable opinions of Joel G. Garcia, Esq., general counsel to the Originator and Ice Miller, special counsel to the Originator, concerning enforceability of this Agreement and certain other matters, and Ice Miller, concerning certain bankruptcy matters, and such other opinions as the Company, the Agent or the Insurer may reasonably request;

(h) Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Company’s, the Agent’s and the Insurer’s satisfaction; and

(i) A certificate from an officer of the Originator to the effect that Servicer and the Originator have placed on the most recent, and have taken all steps reasonably necessary to ensure that there shall be placed on subsequent, summary master control data processing reports the following legend (or the substantive equivalent thereof): “THE RECEIVABLES DESCRIBED HEREIN HAVE BEEN SOLD TO AFC FUNDING CORPORATION PURSUANT TO AN AMENDED AND RESTATED PURCHASE AND SALE AGREEMENT, DATED AS OF MAY 31, 2002 BETWEEN AUTOMOTIVE FINANCE CORPORATION AND AFC FUNDING CORPORATION; AND AN INTEREST IN THE RECEIVABLES DESCRIBED HEREIN HAS BEEN GRANTED TO THE AGENT FOR THE BENEFIT OF THE SECURED PARTIES, PURSUANT TO AN AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT, DATED AS OF MAY 31, 2002, AMONG AFC FUNDING CORPORATION, AS SELLER, AUTOMOTIVE FINANCE CORPORATION, AS SERVICER, FAIRWAY FINANCE CORPORATION, AND SUCH OTHER ENTITIES FROM TIME TO TIME AS MAY BECOME PURCHASERS THEREUNDER, BMO NESBITT BURNS CORP. AS AGENT AND PURCHASER AGENT FOR FAIRWAY FINANCE CORPORATION AND XL CAPITAL ASSURANCE INC., AS INSURER.”

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE ORIGINATOR

In order to induce the Company to enter into this Agreement and to make purchases and accept contributions hereunder, the Originator, in its capacity as seller under this Agreement, hereby makes the representations and warranties set forth in this Article V .

5.1. Organization and Good Standing. The Originator has been duly incorporated and in existence as a corporation under the laws of the State of Indiana, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.

5.2. Due Qualification. The Originator is duly licensed or qualified to do business as a foreign corporation in good standing in the jurisdiction where its chief executive office and principal place of business are located and in all other jurisdictions in which the ownership or lease of its property or the conduct of its business requires such licensing or qualification except where the failure to be so licensed or qualified has not had and could not reasonably be expected to have a Material Adverse Effect.

5.3. Power and Authority; Due Authorization. The Originator has (a) all necessary corporate power, authority and legal right (i) to execute and deliver, and perform its obligations under, each Transaction Document to which it is a party, as seller, and (ii) to generate, own, sell, contribute and assign Receivables and Related Rights on the terms and subject to the conditions herein and therein provided; and (b) duly authorized such execution and delivery and such sale, contribution and assignment and the performance of such obligations by all necessary corporate action.

5.4. Valid Sale or Contribution; Binding Obligations. Each sale or contribution, as the case may be, of Receivables and Related Rights made by the Originator pursuant to this Agreement shall constitute a valid sale or contribution, as the case may be, transfer, and assignment thereof to the Company, enforceable against creditors of, and purchasers from, the Originator; and this Agreement constitutes, and each other Transaction Document to be signed by the Originator, as seller, when duly executed and delivered, will constitute, a legal, valid, and binding obligation of the Originator, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

5.5. No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents to which the Originator is a party as seller, and the fulfillment of the terms hereof or thereof will not (a) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under (i) the Originator’s articles of incorporation or by-laws, or (ii) any indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument to which it is a party or by which it is bound, (b) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than the Transaction Documents, or (c) violate any law or any order, writ, judgment, award, injunction, decree, rule, or regulation applicable to it or its properties, where, in the cases of items (a)(ii), (b) or (c) , such conflict, breach, default, Adverse Claim or violation has had or could reasonably be expected to have a Material Adverse Effect.

5.6. Proceedings. (i) There is no litigation, proceeding or investigation pending or, to the Originator’s knowledge threatened, before any Government Authority or arbitrator (a) asserting the invalidity of any Transaction Document to which the Originator is a party as seller, (b) seeking to prevent the sale or contribution of Receivables and Related Rights to the Company or the consummation of any of the other transactions contemplated by any Transaction Document to which the Originator is a party as seller, or (c) seeking any determination or ruling that could reasonably be expected to have a Material Adverse Effect. (ii) The Originator is not subject to any order, judgment, decree, injunction, stipulation or consent order that could reasonably be expected to have a Material Adverse Effect.

5.7. Bulk Sales Act. No transaction contemplated hereby requires compliance with any bulk sales act or similar law.

5.8. Government Approvals. Except for the filing of the UCC financing statements referred to in Article IV, all of which, at the time required in Article IV, shall have been duly made and shall be in full force and effect, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the Originator’s due execution, delivery and performance of any Transaction Document to which it is a party, as seller.

5.9. Financial Condition.

(a) On the date hereof, and on the date of each sale of Receivables by the Originator to the Company (both before and after giving effect to such sale), the Originator shall be Solvent.

(b) The consolidated balance sheets of the Originator and its consolidated subsidiaries as of December 31, 2001, and the related statements of income and shareholders’ equity of the Originator and its consolidated subsidiaries for the fiscal year then ended certified by the Originator’s independent accountants, copies of which have been furnished to the Company, present fairly the consolidated financial position of the Originator and its consolidated subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied; and since such date no event has occurred that has had, or is reasonably likely to have, a Material Adverse Effect.

5.10. Margin Regulations. No use of any funds acquired by the Originator under this Agreement will conflict with or contravene any of Regulations G, T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

5.11. Quality of Title.

(a) Each Receivable (together with the Related Rights) which is to be sold or contributed to the Company hereunder is or shall be owned by the Originator, free and clear of any Adverse Claim excepting only Permitted Liens. Whenever the Company makes a purchase, or accepts a contribution, hereunder, it shall have acquired a valid and perfected ownership interest (free and clear of any Adverse Claim, excepting only Permitted Liens) in all Receivables generated by the Originator and all Collections related thereto, and in the Originator’s entire right, title and interest in and to the other Related Rights with respect thereto.

(b) [*]

5.12. Accuracy of Information. No factual written information furnished or to be furnished in writing by the Originator, as seller, to the Company, the Purchasers, the Insurer or the Agent for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby (including the information contained in any Purchase Report) is, and no other such factual written information hereafter furnished (and prepared) by the Originator, as seller, to the Company, the Purchasers, the Insurer or the Agent pursuant to or in connection with any Transaction Document, taken as a whole, will be inaccurate in any material respect as of the date it was furnished or (except as otherwise disclosed to the Company at or prior to such time) as of the date as of which such information is dated or certified, or shall contain any material misstatement of fact or omitted or will omit to state any material fact necessary to make such information, in the light of the circumstances under which any statement therein was made, not materially misleading on the date as of which such information is dated or certified.

5.13. Offices. The Originator’s principal place of business and chief executive office is located at the address set forth under the Originator’s signature hereto, and the offices where the Originator keeps all its books, records and documents evidencing the Receivables, the related Contracts and all other agreements related to such Receivables are located at the addresses specified on Schedule 5.13 (or at such other locations, notified to Servicer (if other than the Originator), the Insurer and the Agent in accordance with Section 6.1(f), in jurisdictions where all action required by Section 7.3 has been taken and completed).

5.14. Trade Names. Except as disclosed on Schedule 5.14, the Originator does not use any trade name other than its actual corporate name. From and after the date that fell six years before the date hereof, the Originator has not been known by any legal name or trade name other than its corporate name as of the date hereof, nor has the Originator been the subject of any merger or other corporate reorganization except, in each case, as disclosed on Schedule 5.14.

5.15. Taxes. Except as set forth on Schedule 5.15 the Originator has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes which are not yet delinquent or are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on its books.

5.16. Licenses and Labor Controversies.

(a) The Originator has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain would be reasonably likely to have a Material Adverse Effect; and

(b) There are no labor controversies pending against the Originator that have had (or are reasonably likely to have) a Material Adverse Effect.

5.17. Compliance with Applicable Laws. The Originator is in compliance, in all material respects, with the requirements of (i) all applicable laws, rules, regulations, and orders of all governmental authorities (including, without limitation, Regulation Z, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy and all other consumer laws applicable to the Receivables and related Contracts) (excluding with respect to environmental matters which are covered by clause (ii) ), and (ii) to the best of its knowledge, all applicable environmental laws, rules, regulations and orders of all governmental authorities.

5.18. Reliance on Separate Legal Identity. The Originator is aware that Purchasers, the Insurer and the Agent are entering into the Transaction Documents to which they are parties in reliance upon the Company’s identity as a legal entity separate from the Originator.

5.19. Purchase Price. The purchase price payable by the Company to the Originator hereunder is intended by the Originator and Company to be consistent with the terms that would be obtained in an arm’s length sale. The Servicing Fee payable to the Originator is intended to be consistent with terms that would be obtained in an arm’s length servicing arrangement.

5.20. Eligibility of Receivables. Unless otherwise identified to the Company on the date of the purchase hereunder, each Receivable purchased hereunder is on the date of purchase an Eligible Receivable and, so long as the Originator is the Servicer, each Pool Receivable included as an Eligible Receivable in the calculation of Net Receivables Pool Balance is an Eligible Receivable as of the date of such calculation.

5.21. Perfection Representations. [*].

5.22. Credit and Collection Policy. The Originator has complied in all material respects with the Credit and Collection Policy with regard to each Receivable prior to its transfer hereunder.

5.23. Transaction Documents. The Originator has complied in all material respects with all terms, covenants and agreements contained in this Agreement and the other Transaction Documents applicable to it prior to the Amended and Restated Closing Date and will comply in all material respects from and after the Amended and Restated Closing Date with all terms, covenants and agreements contained in this Agreement and the other Transaction Documents applicable to it.

ARTICLE VI

COVENANTS OF THE ORIGINATOR

6.1. Affirmative Covenants. From the date hereof until the first day following the Final Payout Date, the Originator will, unless the Company and the Control Party (or if the Control Party is the Majority Purchasers, the Agent) shall otherwise consent in writing:

(a) Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders, including those with respect to the Receivables generated by it and the related Contracts and other agreements related thereto.

(b) Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could reasonably be expected to have a Material Adverse Effect.

(c) Receivables Review. (i) From time to time during regular business hours, upon reasonable prior notice as requested by the Company, the Insurer or the Agent, permit the Company, the Agent or the Control Party, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Originator relating to the Receivables and Related Rights, including, without limitation, the related Contracts, and (B) to visit the Originator’s offices and properties for the purpose of examining such materials described in the foregoing clause (A) and to discuss matters relating to the Receivables and Related Rights or the Originator’s performance hereunder or under the Contracts with any of the officers or employees of the Originator having knowledge of such matters; and (ii) without limiting the provisions of clause (i) next above, from time to time on request of the Insurer or the Agent permit certified public accountants or other auditors acceptable to the Insurer or the Agent, as applicable to conduct a review of its books and records with respect to the Receivables and Related Rights; provided that so long as no Purchase and Sale Termination Event or Unmatured Termination Event has occurred the Company, the Agent, the Control Party, certified public accountants or other auditors acceptable to the Control Party (or if the Control Party is the Majority Purchasers, the Agent), as applicable, shall not conduct more than two such examinations or reviews, as applicable, in any year (including any examinations conducted pursuant to any other Transaction Document). The Control Party agrees to notify the Agent of such examinations and agrees that the Agent can be present at such examinations.

(d) Keeping of Records and Books of Account. Maintain an ability to recreate records evidencing the Receivables in the event of the destruction of the originals thereof.

(e) Performance and Compliance with Receivables and Contracts. At its expense timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under the related Contracts and all other agreements related to the Receivables and Related Rights.

(f) Location of Records, Etc.. (i) Keep its principal place of business and chief executive office, and the offices where it keeps its records concerning or related to Receivables and Related Rights, at the address(es) referred to in Schedule 5.13 or, upon 30 days’ prior written notice to the Company, the Insurer and the Agent, at such other locations in jurisdictions where all action required by Section 7.3 shall have been taken and completed, and (ii) provide the Company, the

Insurer and the Agent with at least 60 days’ written notice prior to making any change in its name, jurisdiction of organization or location or making any other change in its identity or corporate structure (including a merger) which could render any UCC financing statement filed in connection with this Agreement “seriously misleading” as such term is used in the UCC (which written notice sets forth the applicable change and the effective date thereof).

(g) Credit and Collection Policies. Comply in all material respects with its Credit and Collection Policy in connection with the Receivables and the related Contracts prior to their transfer hereunder.

(h) Separate Corporate Existence of the Company. Take such actions as shall be required in order that:

(i) the Company’s operating expenses (other than certain organization expenses and expenses incurred in connection with the preparation, negotiation and delivery of the Transaction Documents) will not be paid by the Originator unless the Company shall have agreed in writing with the Originator to reimburse the Originator for any such payments;

(ii) the Originator will have its own separate mailing address and stationery;

(iii) the Company’s books and records will be maintained separately from those of the Originator;

(iv) any financial statements of the Originator which are consolidated to include the Company will contain detailed notes clearly stating that (A) all of the Company’s assets are owned by the Company, and (B) the Company is a separate corporate entity and has sold ownership interests in the Company’s accounts receivable;

(v) the Company’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Originator;

(vi) the Originator will strictly observe corporate formalities in its dealing with the Company, and funds or other assets of the Originator will not be commingled with those of the Company. The Originator shall not maintain joint bank accounts or other depository accounts to which the Company has independent access and shall not pool any of Originator’s funds at any time with any funds of the Company;

(vii) the Originator will maintain arm’s length relationships with the Company, and the Originator will be compensated at market rates for any services it renders or otherwise furnishes to the Company; and

(viii) the Originator will not be, and will not hold itself out to be, responsible for the debts of the Company or the decisions or actions in respect of the daily business and affairs of the Company (other than with respect to such decisions or actions of the Originator in its capacity as Servicer).

(i) Perfection Covenant. [*]

6.2. Reporting Requirements. From the date hereof until the first day following the Purchase and Sale Termination Date, the Originator shall, unless the Agent, the Insurer and the Company shall otherwise consent in writing, furnish to the Company, the Insurer and the Agent:

(a) Proceedings. As soon as possible and in any event within three Business Days after the Originator has knowledge thereof, written notice to the Company, the Insurer and the Agent of (i) all pending proceedings and investigations of the type described in Section 5.6 not previously disclosed to the Company, the Insurer and the Agent and (ii) all material adverse developments that have occurred with respect to any previously disclosed proceedings and investigations;

(b) as soon as possible and in any event within three Business Days after the occurrence of each Purchase and Sale Termination Event or event which, with the giving of notice or lapse of time, or both, would constitute a Purchase and Sale Termination Event, a statement of the chief financial officer of the Originator setting forth details of such Purchase and Sale Termination Event or event and the action that the Originator has taken and proposes to take with respect thereto;

(c) promptly after the filing or receiving thereof, copies of all reports and notices that the Originator or any ERISA Affiliate files with respect to a Plan under ERISA or the Internal Revenue Code with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or that the Originator or any ERISA Affiliate receives from any of the foregoing or from any Multiemployer Plan to which the Originator or any ERISA Affiliate is or was, within the preceding five years, a contributing employer, in each case in respect of the assessment of withdrawal liability or an event or condition which could, in the aggregate, result in the imposition of liability on the Originator and/or any such ERISA Affiliate in excess of $250,000; and

(d) promptly after the occurrence of any event or condition that could reasonably be expected to have a Material Adverse Effect, notice of such event or condition.

(e) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Receivables, the Related Rights or the Originator’s performance hereunder that the Company, the Insurer or the Agent may from time to time reasonably request in order to protect the interests of the Company, the Purchasers, the Agent, the Insurer or any other Affected Party under or as contemplated by the Transaction Documents.

6.3. Negative Covenants. From the date hereof until the date following the Final Payout Date, the Originator agrees that, unless the Control Party (or if the Control Party is the Majority Purchasers, the Agent) and the Company shall otherwise consent in writing, it shall not:

(a) Sales, Liens, Etc. Except as otherwise provided herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim except for Permitted Liens upon or with respect to, any Receivable or related Contract, Collections or Related Security, or any interest therein, or assign any right to receive income in respect thereof.

(b) Extension or Amendment of Receivables. Except in its capacity as Servicer to the extent permitted by paragraph (f) of Exhibit IV to the Receivables Purchase Agreement, extend, amend or otherwise modify the terms of any Receivable in any respect, or amend, modify or waive, any term or condition of any Contract related thereto.

(c) Change in Business or Credit and Collection Policy. Make (i) any material change in the character of its business, or any change in the Credit and Collection Policy that would adversely affect the collectibility of the Receivables Pool or the enforceability of any related Contract or the ability of the Originator or the Company to perform its obligations under any related Contract or under any Transaction Document; or (ii) any other material change in the Credit and Collection Policy without prior written consent of the Company and the Control Party (or if the Control Party is the Majority Purchasers, the Agent).

(d) Receivables Not to be Evidenced by Instruments. Take any action to cause or permit any Receivable generated by it to become evidenced by any “instrument” (as defined in the applicable UCC) unless such “instrument” shall be delivered to the Company (which in turn shall deliver the same to the Agent on behalf of the Secured Parties).

(e) Mergers, Acquisitions, Sales, etc. Merge or consolidate with another Person (except pursuant to a merger or consolidation involving the Originator where the Originator is the surviving corporation), or convey, transfer, lease or otherwise dispose of (whether in one or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired), other than pursuant to this Agreement.

(f) Deposit Banks. Add or terminate any Deposit Bank unless the requirements of paragraph (i) of Exhibit IV of the Receivables Purchase Agreement have been met.

(g) Accounting for Purchases. Account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales of the Receivables and Related Security by the Originator to the Company.

(h) Transaction Documents. Enter into, execute, deliver or otherwise become bound by any agreement, instrument, document or other arrangement that restricts the right of the Originator to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Documents.

ARTICLE VII

ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF THE RECEIVABLES

7.1. Rights of the Company. The Originator hereby authorizes the Company or its respective designees to take any and all steps in the Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables and Related Rights, including, without limitation, endorsing the Originator’s name on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

7.2. Responsibilities of the Originator. Anything herein to the contrary notwithstanding:

(a) The Originator agrees to transfer any Collections that it receives directly to a Deposit Account within one Business Day of receipt thereof, and agrees that all such Collections shall be segregated and held in trust for the Company and the Agent for the benefit of the Secured Parties; provided that if the Company or the Servicer is required by Section 4.4 of the Receivables Purchase Agreement to remit Collections directly to the Agent for the benefit of the Secured Parties (or its designee) the Originator shall remit such Collections directly to the Agent for the benefit of the Secured Parties (or its designee) in the same manner as the Company and Servicer may be required to do so by Section 4.4 of the Receivables Purchase Agreement. The Originator further agrees not to deposit any funds other than Collections in a Deposit Account.

(b) The Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve the Originator from such obligations.

(c) None of the Company, Servicer (if other than the Originator), Purchasers, the Insurer or the Agent shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company, Servicer (if other than the Originator), Purchasers, the Insurer or the Agent be obligated to perform any of the obligations of the Originator thereunder.

(d) The Originator hereby grants to Servicer (if other than the Originator) an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Originator all steps necessary or advisable to indorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Originator or transmitted or received by the Company (whether or not from the Originator) in connection with any Receivable or Related Right.

7.3. Further Action Evidencing Purchases. The Originator agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Company or Servicer, the Agent or the Insurer may reasonably request or that may be otherwise necessary or desirable in order to establish or maintain a valid and enforceable ownership interest in the Receivables and Related Rights and Collections and other proceeds with respect thereto, and a perfected security interest in the items described in Section 1.5, in each case free and clear of any Adverse Claim, excepting only Permitted Liens, in favor of the Company including, without limitation, taking such action to perfect, protect or more fully evidence the interest of the Company under this Agreement or to enable the Company to exercise or enforce any of its rights hereunder or under any other Transaction Document. Without limiting the generality of the foregoing, the Originator will at Originator’s expense:

(a) upon the request of the Company or the Insurer and the Agent authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and

(b) mark the summary master control data processing records relating to the Receivables and related Contracts with the legend set forth in Section 4.1(i).

The Originator hereby authorizes the Company or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Receivables (and the Related Rights) now existing or hereafter generated by the Originator. If the Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Company or its designee incurred in connection therewith shall be payable by the Originator as provided in Section 10.6.

7.4. Application of Collections. Any payment by an Obligor in respect of any indebtedness owed by it to the Originator or the Company, shall be applied first, as a Collection of any Receivables owed by such Obligor to the Company, and second to any other indebtedness of such Obligor. The foregoing notwithstanding, a different application of such payment is permissible if (a) required by contract or law, (b) otherwise instructed by the Obligor or (c) instructed by the Company or the Agent and, in the case of (c) above, only with the prior written consent of the Insurer.

ARTICLE VIII

PURCHASE AND SALE TERMINATION EVENTS

8.1. Purchase and Sale Termination Events. Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event”:

(a) The Termination Date (as defined in the Receivables Purchase Agreement) shall have occurred; or

(b) The Originator shall fail to make any payment or deposit to be made by it hereunder or under the Transaction Documents when due and such failure shall remain unremedied for two Business Days after notice or discovery thereof; or

(c) Any representation or warranty made or deemed to be made by the Originator (or any of its officers) under or in connection with this Agreement, any other Transaction Document or any other information or report delivered pursuant hereto or thereto shall prove to have been false, incorrect or incomplete (with respect to such information or report delivered) in any material respect when made or deemed made provided, however, if the violation of this paragraph (c) by the Originator may be cured without any potential or actual detriment to the Company, the Purchasers, the Agent, the Insurer or any Program Support Provider, the Originator shall have 30 days from the earlier of (i) the Originator’s knowledge of such failure and (ii) notice to the Originator of such failure to so cure any such violation before a Purchase and Sale Termination Event shall occur so long as the Originator is diligently attempting to effect such cure; or

(d) The Originator shall fail to perform or observe in any material respect any agreement contained in any of Sections 6.1(h) or 6.3 ; or

(e) The Originator shall fail to perform or observe any other material term, covenant or agreement contained in this Agreement or any other Transaction Document on its part to be performed or observed and such failure shall remain unremedied for 30 days after the earlier of (i) the Originator’s knowledge of such failure and (ii) written notice thereof shall have been given by Servicer, the Agent, the Insurer or the Company to the Originator; or

(f) (i) The Originator or any of its subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Originator or any of its subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for all or any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), such proceeding shall remain undismissed or unstayed for a period of 45 days; or (ii) the Originator or any of its subsidiaries shall take any corporate action to authorize any of the actions set forth in clause (i) above in this Section 8.1(f) ;

(g) (i) Any “accumulated funding deficiency” (within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (ii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Control Party, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iii) the Originator or any ERISA Affiliate shall, or in the reasonable opinion of the Control Party, is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (iv) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any assets of the Originator or any ERISA Affiliate and such lien shall not have been released within ten Business Days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA or perfect a lien under Section 302(f) of ERISA with regard to any of the assets of Seller or any ERISA Affiliate, or (v) any other adverse event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i), (ii), (iii), (iv) and (v) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to involve an aggregate amount of liability to the Seller or an ERISA Affiliate in excess of $250,000.

(h) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of assets of the Originator and such lien shall not have been released within ten Business Days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Originator; or

(i) This Agreement or any purchase pursuant to this Agreement shall for any reason (other than pursuant to the terms hereof) (i) cease to create, a valid and enforceable perfected ownership interest in each Receivable and the Related Rights and Collections and other proceeds with respect thereto, free and clear of any Adverse Claim, excepting only Permitted Liens or (ii) cease to create with respect to the items described in Section 1.5, or the interest of the Company with respect to such items shall cease to be, a valid and enforceable perfected security interest, free and clear of any Adverse Claim, excepting only Permitted Liens.

8.2. Remedies.

(i) Optional Termination. Upon the occurrence of a Purchase and Sale Termination Event, the Company (and not Servicer) shall have the option by notice to the Originator (with a copy to the Agent and the Insurer) to declare the Purchase and Sale Termination Date to have occurred.

(ii) Remedies Cumulative. Upon any termination of the Purchase Facility pursuant to this Section 8.2, the Company shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative. Without limiting the foregoing, the occurrence of the Purchase and Sale Termination Date shall not deny the Company any remedy in addition to termination of the Purchase Facility to which the Company may be otherwise appropriately entitled, whether at law or equity.

ARTICLE IX

INDEMNIFICATION

9.1. Indemnities by the Originator. Without limiting any other rights which the Company may have hereunder or under applicable law, the Originator hereby agrees to indemnify the Company, the Purchasers, the Agent, the Insurer and each of their respective assigns, officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”), regardless of whether any such Purchase and Sale Indemnified Amount is the result of a Purchase and Sale Indemnified Party’s negligence, strict liability or other acts or omissions of a Purchase and Sale Indemnified Party, awarded against or incurred by any of them arising out of or as a result of the following:

(a) the transfer by the Originator of an interest in any Receivable or Related Right to any Person other than the Company;

(b) the breach of any representation or warranty made by the Originator under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by the Originator pursuant hereto or thereto (including any information contained in a Purchase Report) which shall have been false, incorrect or misleading in any material respect when made, deemed made or delivered;

(c) the failure by the Originator to comply with any applicable law, rule or regulation with respect to any Receivable or the related Contract, or the nonconformity of any Receivable or the related Contract with any such applicable law, rule or regulation;

(d) [*]

(e) the failure of the Originator to file with respect to itself, or any delay by the Originator in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or purported Receivables generated by the Originator or Related Rights, whether at the time of any purchase or contribution or at any subsequent time;

(f) any dispute, claim, offset or defense (other than discharge in bankruptcy) of the Obligor to the payment of any Receivable or purported Receivable generated by the Originator (including, without limitation, a defense based on such Receivables or the related Contracts not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to the transaction giving rise to any Receivable or relating to collection activities with respect to any Receivable (if such collection activities were performed by the Originator or any of its Affiliates acting as Servicer or by any agent or independent contractor retained by the Originator or any of its Affiliates);

(g) any products liability or other claim, investigation, litigation or proceeding arising out of or in connection with goods, insurance or services that secure or relate to any Receivable;

(h) any litigation, proceeding or investigation against the Originator or in respect of any Receivable or Related Right;

(i) any tax or governmental fee or charge (other than any tax excluded pursuant to the proviso below), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the purchase, contribution or ownership of the Receivables or any Related Right connected with any such Receivables;

(j) any failure of the Originator to perform its duties or obligations in accordance with the provisions of this Agreement or any other Transaction Document;

(k) the commingling of any Collections at any time with other funds;

(l) the failure by the Originator to pay when due any taxes payable by it, including without limitation, franchise taxes and sales, excise or personal property taxes payable in connection with the Receivables or any Related Right connected with any such Receivables; and

(m) the failure by the Originator to be duly qualified to do business, to be in good standing or to have filed appropriate fictitious or assumed name registration documents in any jurisdiction;

excluding, however, (i) Purchase and Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of a Purchase and Sale Indemnified Party, (ii) any indemnification which has the effect of recourse for non-payment of the Receivables due to credit reasons to the Originator (except as otherwise specifically provided under this Section 9.1) and (iii) any tax based upon or measured by net income or gross receipts.

If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then the Originator shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party as a result of such loss, claim, damage or liability to the maximum extent permitted under applicable law. Promptly after receipt by a Purchase and Sale Indemnified Party under this Article IX of notice of any claim or the commencement of any action arising out of or as a result of any of paragraphs (a) through (m) above, the Purchase and Sale Indemnified Party shall, if a claim in respect thereof is to be made against the Originator under this Article IX, notify the Originator in writing of the claim or the commencement of that action; provided, however, that the failure to notify the Originator shall not relieve it from any liability which it may have under this Article IX except to the extent it has been materially prejudiced by such failure and, provided, further, that the failure to notify the Originator shall not relieve it from any liability which it may have to a Purchase and Sale Indemnified Party otherwise than under this Article IX. If any such claim or action shall be brought against a Purchase and Sale Indemnified Party, the Originator shall be entitled to participate therein and, to the extent that it wishes, to assume the defense thereof with counsel satisfactory to the Purchase and Sale Indemnified Party. After notice from the Originator to the Purchase and Sale Indemnified Party of its election to assume the defense of such claim or action, the Originator shall not be liable to the Purchase and Sale Indemnified Party under this Article IX for any legal or other expenses subsequently incurred by Purchase and Sale Indemnified Party in connection with the defense thereof other than reasonable costs of investigation. The Originator shall not (i) without the prior written consent of the relevant Purchase and Sale Indemnified Party or Parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Purchase and Sale Indemnified Party or Parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each Purchase and Sale Indemnified Party from all liability arising out of such claim, action, suit or proceeding or (ii) be liable for any settlement of any such action affected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment of the plaintiff in any such action, the Originator agrees to indemnify and hold harmless any indemnified party from and against any Purchase and Sale Indemnified Amounts relating thereto.

ARTICLE X

MISCELLANEOUS

10.1. Amendments, etc.

(a) The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Originator, the Company, the Servicer (if other than the Originator) and the Control Party (or if the Control Party is the Majority Purchasers, the Agent); provided, however, that no such amendment, modification or waiver shall materially adversely affect the Insurer without the prior written consent of the Insurer.

(b) No failure or delay on the part of the Company, the Originator or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Company, Servicer, or the Originator in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Company or Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

10.2. Notices, etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and electronic mail communication) and sent or delivered, to each party hereto, at its address set forth under its name on the signature pages hereof or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or electronic mail shall be effective when sent (and shall, unless such delivery is waived by the recipient by electronic mail or other means, be followed by hard copy sent by first class mail), and notices and communications sent by other means shall be effective when received.

10.3. No Waiver; Cumulative Remedies. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

10.4. Binding Effect; Assignability. This Agreement shall be binding upon and inure to the benefit of the Company, the Originator and its respective successors and permitted assigns. The Originator may not assign its rights hereunder or any interest herein without the prior consent of the Company, the Insurer and the Agent. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the date after the Purchase and Sale Termination Date on which the Originator has received payment in full for all Receivables and Related Rights purchased pursuant to Section 1.1 hereof. The rights and remedies with respect to any breach of any representation and warranty made by the Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

10.5. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF INDIANA (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF), EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE INTERESTS OF PURCHASERS IN THE RECEIVABLES OR RELATED RIGHTS, OR REMEDIES HEREUNDER IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF INDIANA.

10.6. Costs, Expenses and Taxes. In addition to the obligations of the Originator under Article IX, the Originator agrees to pay on demand:

(a) all reasonable costs and expenses in connection with the preparation, execution, delivery and administration (including periodic auditing of the Receivables) of this Agreement, the Liquidity Agreement, the Receivables Purchase Agreement and the other documents and agreements to be delivered hereunder or in connection herewith, including all reasonable costs and expenses relating to the amending, amending and restating, modifying or supplementing of this Agreement, the Liquidity Agreement, the Receivables Purchase Agreement and the other documents and agreements to be delivered hereunder or in connection herewith and the waiving of any provisions thereof, and including in all cases, without limitation, Attorney Costs for the Company, the Agent, the Insurer, the Purchasers and their respective Affiliates and agents with respect thereto and with respect to advising the Company, the Agent, the Insurer, the Purchasers and their respective Affiliates and agents as to their rights and remedies under this Agreement and the other Transaction Documents, and all reasonable costs and expenses, if any (including Attorney Costs), of the Company, the Agent, the Insurer, the Purchasers and their respective Affiliates and agents, in connection with the enforcement of this Agreement and the other Transaction Documents; and

(b) any and all stamp and other taxes and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other documents or agreements to be delivered hereunder, and agrees to save each Purchase and Sale Indemnified Party harmless from and against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

10.7. Submission to Jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY (a) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY ILLINOIS, COOK COUNTY, CITY OF CHICAGO OR NEW YORK STATE COURT, NEW YORK COUNTY, CITY OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS AND THE SOUTHERN DISTRICT OF NEW YORK, OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT; (b) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR UNITED STATES DISTRICT COURT; (c) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO UNDER

APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; (d) CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SPECIFIED IN SECTION 10.2 ; AND (e) TO THE EXTENT ALLOWED BY LAW, AGREES THAT A NONAPPEALABLE FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE COMPANY’S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST THE ORIGINATOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

10.8. Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

10.9. Captions and Cross References; Incorporation by Reference. The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be. The Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

10.10. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

10.11. Acknowledgment and Agreement. By execution below, the Originator expressly acknowledges and agrees that all of the Company’s rights, title, and interests in, to, and under this Agreement shall be assigned by the Company to the Agent (for the benefit or the Secured Parties) pursuant to the Receivables Purchase Agreement, and the Originator consents to such assignment. Each of the parties hereto acknowledges and agrees that the Agent, the Insurer and the Purchasers are third party beneficiaries of the rights of the Company arising hereunder and under the other Transaction Documents to which the Originator is a party and that the Control Party may enforce the rights of the Company under this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AUTOMOTIVE FINANCE CORPORATION

By:	/s/ CURTIS L. PHILLIPS
Name:	Curtis L. Phillips
Title:	CFO & Treasurer

310 East 96th Street, Suite 300 Indianapolis, Indiana 46240

Attention: Curt Phillips Telephone: (317) 815-9645 ext. 2185 Facsimile: (317) 815-8682 E-mail: cphillips@autofinance.com [Notary]

AFC FUNDING CORPORATION

By:	/s/ CURTIS L. PHILLIPS
Name:	Curtis L. Phillips
Title:	CFO & Treasurer

310 East 96th Street, Suite 310 Indianapolis, Indiana 46240

Attention: Curt Phillips Telephone: (317) 815-9645 ext. 2185 Facsimile: (317) 815-8682 E-mail: cphillips@autofinance.com [Notary]

S-1

STATE OF INDIANA	)
	)	SS
COUNTY OF MARION	)

Before me the undersigned, a Notary Public in and for the said County and State, personally appeared Curtis L. Phillips, an officer of AFC Funding Corporation, personally known to me who acknowledged the execution of the foregoing this 31st day of May, 2002.

/s/ FRANCESCA C. YORK	My Commission Expires: 12/5/08
Signature

Francesca C. York	My County of Residence: Hamilton
Printed Name

FRANCESCA C. YORK NOTARY PUBLIC STATE OF INDIANA HAMILTON COUNTY MY COMMISSION EXP. DEC. 5, 2008

STATE OF INDIANA	)
	)	SS
COUNTY OF MARION	)

Before me the undersigned, a Notary Public in and for the said County and State, personally appeared Curtis L. Phillips, an officer of Automotive Finance Corporation, personally known to me who acknowledged the execution of the foregoing this 31st day of May, 2002.

/s/ FRANCESCA C. YORK	My Commission Expires: 12/5/08
Signature

Francesca C. York	My County of Residence: Hamilton
Printed Name

FRANCESCA C. YORK NOTARY PUBLIC STATE OF INDIANA HAMILTON COUNTY MY COMMISSION EXP. DEC. 5, 2008

S-2

SCHEDULE 1.1b

EXCLUDED RECEIVABLES

“Excluded Receivables” means any right to payment under:

[*]

SCHEDULE 5.13

OFFICE LOCATIONS

SCHEDULE 5.14

TRADE NAMES

AUTOMOTIVE FINANCE CORPORATION

AFC

AUTOMOTIVE FLOOR PLAN CORPORATION (only used in Arizona, Florida and Wisconsin)

SCHEDULE 5.15

TAX MATTERS

NONE.

EXHIBIT A

FORM OF PURCHASE REPORT

	Turnover Days		X	(Discount rate + Profit Discount)
_________

	_________		X	_________	% +	__________
_________

	_________		X	_________

PDRRR **	_________	%

A/R purchased	_________

Purchase discount	_________

Purchase price	_________

** Purchase Discount Rate Serve Ratio

EXHIBIT B

FORM OF COMPANY NOTE

[DATE]

FOR VALUE RECEIVED, the undersigned, AFC FUNDING CORPORATION, an Indiana corporation (the “Company”), promises to pay to AUTOMOTIVE FINANCE CORPORATION, an Indiana corporation (“Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Receivables purchased by the Company from Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of Servicer.

1.    Purchase and Sale Agreement.    This Term Note is the Company Note described in, and is subject to the terms and conditions set forth in, that certain Amended and Restated Purchase and Sale Agreement dated as of May 31, 2002 (as the same may be amended, supplemented, amended and restated or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), between the Company and Originator. Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Company and Originator.

Upon the effectiveness of this Term Note, the terms and provisions of the Term Note dated as of December 31, 1996 (as amended or otherwise modified prior to the date hereof, the “Original Term Note”) shall, subject to this paragraph, be superseded hereby in their entirety. Notwithstanding the amendment and restatement of the Original Term Note by this Term Note, the Company shall continue to be liable for all unpaid amounts accrued to the date hereof and owing by it under the Original Term Note. Upon the effectiveness of this Term Note, each reference to the Original Term Note in any other document, instrument or agreement shall mean and be a reference to this Term Note.

2.    Definitions.    Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement and in Exhibit I to the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement). In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.

“Final Maturity Date” means the Payment Date immediately following the date that falls ten (10) Business Days after the Legal Final Maturity Date.

“Interest Period” means the period from and including a Payment Date (or, in the case of the first Interest Period, the date hereof) to but excluding the next Payment Date.

“Senior Interests” means, collectively, (i) all accrued Discount on the Investment, (ii) the fees referred to in Section 1.5 of the Receivables Purchase Agreement, (iii) all amounts payable pursuant to Section 1.8, 1.9 or 1.10 of the Receivables Purchase Agreement, (iv) the Investment and (v) all other obligations of the Company, the Originator and the Servicer (as long as the Originator is the Servicer) that are due and payable, to (a) the Purchaser, the Agent, the Insurer and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Indemnified Party arising in connection with the Receivables Purchase Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest and Discount accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

“Senior Interest Holders” means, collectively, Purchaser, the Agent, the Insurer and the Indemnified Parties.

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

“Telerate Screen Rate” means, for any Interest Period, the rate for thirty day commercial paper denominated in Dollars which appears on Page 1250 of the Dow Jones Telerate Service (or such other page as may replace that page on that service for the purpose of displaying Dollar commercial paper rates) at approximately 9:00 a.m., New York City time, on the first day of such Interest Period.

3.    Interest.    Subject to the Subordination Provisions set forth below, the Company promises to pay interest on this Term Note as follows:

(a)    Prior to the Final Maturity Date, the aggregate unpaid Purchase Price from time to time outstanding during any Interest Period shall bear interest at a rate per annum equal to the Telerate Screen Rate for such Interest Period, as determined by Servicer; and

(b)    From (and including) the Final Maturity Date to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the rate of interest publicly announced from time to time by Bank of Montreal, as its “base rate”, “reference rate” or other comparable rate, as determined by Servicer.

4.    Interest Payment Dates.    Subject to the Subordination Provisions set forth below, the Company shall pay accrued interest on this Term Note on each Payment Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Payment Date at the time of such principal payment.

5.    Basis of Computation.    Interest accrued hereunder that is computed by reference to the Telerate Screen Rate shall be computed for the actual number of days elapsed on the basis of a 360-day year, and interest accrued hereunder that is computed by reference to the rate described in paragraph 3(b) of this Term Note shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year.

6.    Principal Payment Dates.    Subject to the Subordination Provisions set forth below, payments of the principal amount of this Term Note shall be made as follows:

(a)    The principal amount of this Term Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.4 of the Purchase and Sale Agreement; and

(b)    The entire remaining unpaid Purchase Price of all Receivables purchased by the Company from Originator pursuant to the Purchase and Sale Agreement shall be paid on the Final Maturity Date.

Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Term Note may be prepaid on any Business Day without premium or penalty.

7.    Payment Mechanics.    All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.

8.    Enforcement Expenses.    In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable law, the Company agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by Originator in seeking to collect any amounts payable hereunder which are not paid when due.

9.    Subordination Provisions.    The Company covenants and agrees, and Originator and any other holder of this Term Note (collectively, Originator and any such other holder are called the “Holder”), by its acceptance of this Term Note, likewise covenants and agrees on behalf of itself and any holder of this Term Note, that the payment of the principal amount of and interest on this Term Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:

(a)    No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Term Note except to the extent such payment or other distribution is (i) permitted under clause (o) of Exhibit IV to the Receivables Purchase Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Term Note;

(b)    In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Company, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or any sale of all or substantially all of the assets of the Company other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before Originator shall be entitled to receive and to retain any payment or distribution in respect of this Term Note. In order to implement the foregoing: (i) all payments and distributions of any kind or character in respect of this Term Note to which Holder would be entitled except for this clause (b) shall be made directly to the Agent (for the benefit of the Senior Interest Holders); (ii) Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Term Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Agent (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) Holder hereby irrevocably agrees that Purchaser (or the Agent acting on Purchaser’s behalf), in the name of Holder or otherwise, may demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of Holder relating to this Term Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;

(c)    In the event that Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever, in respect of this Term Note, other than as expressly permitted by the terms of this Term Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by Holder to the Agent (for the benefit of the Senior Interest Holders) forthwith. Holder will mark its books and records so as clearly to indicate that this Term Note is subordinated in accordance with the terms hereof. All payments and distributions received by the Agent in respect of this Term Note, to the extent received in or converted into cash, may be applied by the Agent (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Senior Interest Holders in enforcing these

Subordination Provisions, or in endeavoring to collect or realize upon this Term Note, and any balance thereof shall, solely as between Originator and the Senior Interest Holders, be applied by the Agent (in the order of application set forth in Section 1.4(c) of the Receivables Purchase Agreement) toward the payment of the Senior Interests; but as between the Company and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;

(d)    Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Term Note, while any Bankruptcy Proceedings are pending Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash. If no Bankruptcy Proceedings are pending, Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Term Note) to the extent that any payment arising out of the exercise of such rights would be permitted under clause (o) of Exhibit IV to the Receivables Purchase Agreement;

(e)    These Subordination Provisions are intended solely for the purpose of defining the relative rights of Holder, on the one hand, and the Senior Interest Holders on the other hand. Nothing contained in these Subordination Provisions or elsewhere in this Term Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders) and Holder, the Company’s obligation, which is unconditional and absolute, to pay Holder the principal of and interest on this Term Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of Holder and creditors of the Company (other than the Senior Interest Holders);

(f)    Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Term Note or any rights in respect hereof or (ii) convert this Term Note into an equity interest in the Company, unless Holder shall have received the prior written consent of the Agent, the Insurer and Purchaser in each case;

(g)    Holder shall not, without the advance written consent of the Agent, the Insurer and Purchaser, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Company until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;

(h)    If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i)    Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions: (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

(j)    Holder hereby waives: (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k)    Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l) These Subordination Provisions constitute a continuing offer from the holder of this Term Note to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the

Senior Interest Holders, and the Agent may proceed to enforce such provisions on behalf of each of such Persons.

10.    General.    No failure or delay on the part of Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No amendment, modification or waiver of, or consent with respect to, any provision of this Term Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

11.    Maximum Interest.    Notwithstanding anything in this Term Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”). If the effective rate of interest which would otherwise by payable under this Term Note would exceed the Highest Lawful Rate, or if the holder of this Term Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Term Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise by payable by the Company under this Term Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company. Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by Originator under this Term Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by Originator in connection herewith. If at any time and from time to time (i) the amount of interest payable to Originator on any date shall be computed at Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Originator would be less than the amount of interest payable to Originator computed at Originator’s Maximum Permissible Rate, then the amount of interest payable to Originator in respect of such subsequent interest computation period shall continue to be computed at Originator’s Maximum Permissible Rate until the total amount of interest payable to Originator shall equal the total amount of interest which would have been payable to Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12.    No Negotiation.    This Term Note is not negotiable.

13.    Governing Law.    THIS TERM NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF INDIANA WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

14.    Captions.    Paragraph captions used in this Term Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Term Note.

AFC FUNDING CORPORATION

By:

Name:

Title: